Exhibit 99.2

Colleagues,
CHC looks and operates a lot different today than it did just a few years ago. We have made huge strides to create and apply better tools, more consistent systems and repeatable processes in essentially every part of the company.
While smart change will continue, the increasing emphasis is on putting it all together to take full advantage of our capabilities. Acting on the financial priorities we have been talking about since our January IPO – to strengthen our balance sheet, expand EBITDAR dollars and margin, and grow with discipline – both enables and provides evidence of our progress.
On Thursday we took a big step toward those priorities, especially in improving our balance sheet. We announced that Clayton, Dubilier & Rice, a highly regarded private-equity company, will make a major investment in CHC. Including a related opportunity for existing shareholders, the investment will total $600 million. The transaction is expected to close by the end of this calendar year and is subject to approval by CHC shareholders, regulatory approvals and other conditions.
Once the transaction is complete, John Krenicki, a CD&R operating partner, and a former vice chairman of General Electric and president and chief executive officer of GE Energy, will become the new chairman of the board of CHC Group.
We plan to use money from the investment to further lower debt and other fixed charges, enhance the mix of owned versus leased aircraft, and for other general corporate purposes. For example, a portion of the proceeds is expected to be used to redeem $105 million of senior unsecured notes and $130 million of senior secured notes.
Reducing our “leverage” – or the amount of debt we have – through the IPO, this investment and by other means gives us financial flexibility: to capitalize on the best growth opportunities, generate positive free cash flow and provide even greater value to our customers. Stronger financials also translate into stronger safety, through further investment in technology, tools, systems and processes.
This is an important development, and complements CHC’s advantages: a capable and passionate team, a hard-earned reputation for safety leadership, an aircraft fleet that is ideal for deepwater and ultra-deepwater exploration and production, and rising availability and reliability as a result of transformation.
Those qualities, along with optimism about overall long-term global demand for helicopter services, helped attract CD&R to CHC – and are why First Reserve will remain a major shareholder once the transactions are completed.
We will be filing a proxy statement about all of this with the U.S. Securities and Exchange Commission, or SEC. I encourage you to read that document and other relevant material filed by us with the SEC; they will have important information about the proposed

Exhibit 99.2

transactions. Our executive officers and directors may be deemed to be participants in the solicitation of proxies from our shareholders with respect to the proposed transaction, and this will be included in the proxy statement to the SEC.
There is no single, final step to winning – in business or anything else worthwhile. Success has to be earned every day, all the time.
Thursday’s news is the latest example – but it won’t be the last one.

Best regards,
Bill Amelio
President and Chief Executive Officer